EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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The Board of Directors
CenturyTel, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-109181) on Form S-8 of CenturyTel, Inc. of our report dated June 15, 2005, with respect to the statements of net assets available for benefits of CenturyTel, Inc. Dollars and Sense Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and all related financial statement schedules, which report appears in the December 31, 2004 annual report on Form 11-K of CenturyTel, Inc. Dollars and Sense Plan.


KPMG LLP


/s/ KPMG LLP

Shreveport, Louisiana
June 27, 2005